Exhibit 4.17
Employment Agreement
This Employment Agreement (this “Agreement”), dated as of , is made by and between Gogoro Inc., a Cayman Islands exempted holding company (the “Company”), and (“Executive”) (collectively referred to herein as the “Parties”).
RECITALS
A.It is the desire of the Company to assure itself of the services of Executive to the Company by entering into this Agreement.
B.Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.Employment.
(a)General. The Company shall employ Executive and Executive shall enter the employ of the Company, for the period and in the position set forth in this Section 1, and upon the other terms and conditions herein provided.
(b)Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on (the “Start Date”) and ending on the fifth anniversary thereof, subject to earlier termination as provided in Section 3.
(c)Position and Duties.
i.Executive shall serve as of the Company with the responsibilities, duties and authority customarily associated with such position in a company the size and nature of the Company and such other responsibilities, duties and authority commensurate with such position, as may from time to time be assigned to Executive by the [Chief Executive Officer of the Company (“CEO”) or the] Board of Directors of the Company (the “Board”). Executive shall report to the [Board/CEO]. Executive shall devote substantially all of his or her working time and efforts to the business and affairs of the Company, and Executive shall not serve on any corporate, industry or civic boards or committees without the prior consent of the Board; provided that Executive shall be permitted to serve on charitable boards, be involved in charitable activities and manage his or her passive personal and family investments so long as such activities do not materially interfere with Executive’s duties hereunder or violate any covenant contained in Section 5, 6 or 7.
ii.Executive’s principal place of employment shall be the offices of the Company in Taipei City, Taiwan.
2.Compensation and Related Matters.

Exhibit 4.17
(a)Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of NTD per annum (as increased from time to time, the “Annual Base Salary”), which shall be paid in accordance with the customary payroll practices of the Company. Such Annual Base Salary shall be reviewed (and may be increased, but not decreased) from time to time by the Board or an authorized committee of the Board.
(b)Annual Bonus. For each fiscal year of the Company that ends during the Term, Executive will be eligible to receive an annual bonus (the “Annual Bonus”), conditional upon Executive’s continued employment with the Company as of the end of such fiscal year. Executive’s Annual Bonus shall be an amount in cash equal to one sixth (⅙) of his or her Annual Base Salary. The Annual Bonus, if any, earned for a fiscal year shall be paid as soon as reasonably practicable following the end of the applicable fiscal year, but in no event shall it be paid after the two and one-half (2 ½) month period beginning on the first day of the fiscal year following the fiscal year to which the Annual Bonus relates.
(c)Share Options and Other Equity-based Incentive Programs. Executive shall be eligible to participate in any share option or other equity-based incentive program available to officers or employees of the Company as determined by the Company.
(d)Benefits. During the Term, Executive (and his or her eligible dependents) shall be eligible to participate in employee benefit plans, programs and arrangements of the Company applicable to senior-level executives (including, without limitation, health insurance, sick leave and other benefits) and consistent with the terms thereof, as in effect from time to time.
(e)Vacation. During the Term, Executive shall be entitled to paid vacation of four (4) weeks annually in accordance with the Company’s vacation policies applicable to senior executives of the Company, as it may be amended from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
(f)Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement policy.
(g)Key Person Insurance. At any time during the Term, the Company shall have the right (but not the obligation) to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.
(h)Retirement. Executive who is at least fifty five (55) years old and has been employed by the Company for at least fifteen (15) years is eligible to participate in the then effective retirement plan (the “Retirement Plan”) of the Company.
3.Termination.

Exhibit 4.17
Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(a)Circumstances.
(i)Death. Executive’s employment hereunder shall terminate upon (x) Executive’s death due to reasons other than suicide (“Eligible Death”) or (y) Executive’s death due to suicide (“Ineligible Death”).
(ii)Disability. If Executive has incurred (x) an Eligible Disability or (y) an Ineligible Disability, in each case as defined below, the Company may terminate Executive’s employment while Executive remains Disabled, provided that a Disability termination shall occur automatically in the event of a Disability pursuant to the third sentence of the definition thereof.
(iii)Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
(iv)Termination without Cause. The Company may terminate Executive’s employment without Cause.
(v)Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.
(vi)Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
(vii)Termination by Mutual Agreement. The Parties may terminate this Agreement prior to the expiration of the Term by mutual agreement.
(viii)Retirement. This Agreement is deemed to be terminated upon Executive’s participation in the Retirement Plan.
(b)Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least twelve (12) months following the date of such notice (a “Notice of Termination”); provided, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. Except in the case of a termination by the Company for Cause, a Notice of Termination submitted by the Company shall provide for a Date of Termination at least six (6) months following the date of such notice. In the case of a termination by the Company for Cause, a Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the

Exhibit 4.17
Notice of Termination, or any date thereafter elected by the Company in its sole discretion, but not more than thirty (30) days after the giving of the notice without Executive’s prior written consent. The failure by either Party hereunder to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason (as applicable) shall not waive any right of such Party or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.
(c)Company Obligations upon Termination (including due to death and Disability). Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive within thirty (30) days of termination; (ii) any accrued vacation owed to Executive under the Company’s vacation policy within thirty (30) days of termination; (iii) any expenses owed to Executive pursuant to Section 2(f) in accordance with such section; (iv) except in the case of a termination by the Company for Cause, the bonus earned for any completed fiscal year at the time it would otherwise have been paid if Executive continued to be employed (including as to any deferrals); and (v) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy with regard to the nonequity compensation for services shall be to receive the severance payments and benefits described in this Section 3(c) or Section 4, as applicable. The foregoing shall not limit any of Executive’s rights with regard to equity (which shall be controlled by the relevant plan and grants), any rights to indemnification, advancement of legal fees, and coverage under directors and officers liability insurance or any entitlement to the Post-Termination Amount as provided under Section 5(g).
(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.
4.Severance Payments.
(a)Expiration of Term, Termination Upon Ineligible Death or Ineligible Disability, Termination for Cause, Resignation from the Company Without Good Reason or Retirement. If Term expires pursuant to Section 1(b) and Executive’s employment is not renewed, or if Executive’s employment shall terminate as a result of Executive’s Ineligible Death pursuant to Section 3(a)(i)(y) or Ineligible Disability pursuant to Section 3(a)(ii)(y), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, or for no reason, or pursuant to Section 3(a)(viii) due to retirement, Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

Exhibit 4.17
(b)Termination Upon Eligible Death or Eligible Disability, Termination without Cause, Resignation from the Company With Good Reason or Termination by Mutual Agreement. If Executive’s employment shall terminate as a result of Executive’s Eligible Disability pursuant to Section 3(a)(ii)(x), without Cause pursuant to Section 3(a)(iv), pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, or pursuant to Section 3(a)(vii) by mutual agreement, then, subject to Executive signing on or before the fiftieth (50th) day following Executive’s termination of employment a release of claims in the form attached as Exhibit A to this Agreement, and Executive’s continued compliance with Sections 5 and 6 up to the date of any such payment, unless to the extent exempt pursuant to a waiver under Section 5(g), subject to Section 11(m) hereof, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), an amount (the “Severance Amount”) in cash equal to (i) one-half (½) of the Annual Base Salary of Executive as of the Date of Termination and (ii) a prorated amount of Annual Bonus earned with respect to the year of termination to reflect Executive’s partial year of employment with the Company, payable in the form of salary continuation payments in regular installments over the twenty-four (24) month period following the date of Executive’s Date of Termination in accordance with the Company’s normal payroll practices. If Executive’s employment shall terminate as a result of Executive’s Eligible Death pursuant to Section 3(a)(i)(x), then, subject to each of Executive’s beneficiaries signing on or before the fiftieth (50th) day following Executive’s termination of employment a release of claims in a form reasonably satisfactory to the Company, subject to Section 11(m) hereof, Executive’s estate shall receive, in addition to payments set forth in Section 3(c), the Severance Amount, payable within six (6) months from the execution of releases of claims by all beneficiar(ies).
(c)Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.
5.Non-Competition; Non-Solicitation; No-Hire.
Executive acknowledges that the Company will provide Executive with access to its Confidential Information (as defined below). In consideration for the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information to Executive, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:
(a)Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in or manage or operate (whether as director, officer, employee, agent, representative, partner, manager, security holder, consultant or otherwise) any person, firm, corporation, partnership or business (“Competitor”) that engages in any business which competes with any part of any Material portion of the Business (as defined below) of the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity. “Material” for purposes of this paragraph will be measured only at the time of Executive’s Date of Termination, provided that, if it is intended at such time for the Company to (i) acquire another entity, such target entity shall also be considered in the determination, or (ii) to enter into any other

Exhibit 4.17
business, such other business shall also be considered in the determination so long as the Company has taken any substantial steps in furtherance of such business during the Term. Competitors include but are not limited to the companies set forth in Schedule I hereto and the respective affiliates of such companies.
(b)Executive shall not, at any time during the Restriction Period, except in the good faith performance of his or her duties with the Company, directly or indirectly, recruit or otherwise solicit or induce any employee, customer or supplier of the Company (i) to terminate its employment or arrangement with the Company, or (ii) to otherwise change its relationship with the Company. Executive shall not, at any time during the Restriction Period, directly or indirectly, either for Executive or for any other person or entity, (x) solicit any employee of the Company to terminate his or her employment with the Company, (y) employ any such individual during his or her employment with the Company and for a period of six (6) months after such individual terminates his or her employment with the Company or (z) solicit any vendor or business affiliate of the Company to cease to do business with the Company. The foregoing shall not be violated by general advertising not specifically targeted at the prohibited group or by providing upon request of an employee or a former employee a reference to any entity with which Executive is not affiliated so long as Executive is not initially identifying the individual to said entity.
(c)Executive acknowledges and agrees that (i) the Company’s Business competes globally, (ii) Executive’s duties and responsibilities, access to Confidential Information, and/or access to client and/or customer relationships are not limited by or to any specific geographic location, (iii) the nature of the non-compete and non-solicitation restrictions contained in this Section 5 and time limitations applicable thereto are reasonable and necessary to protect the Company’s legitimate business interests and Confidential Information, and (iv) the non-compete and non-solicitation restrictions contained in this Section 5 are sufficiently tailored and do not prevent Executive from working in the electric-powered two-wheeler industry. In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(d)As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries, (ii) the term “Business” shall mean the business of the Company and shall include, without limitation, (x) the development, production and/or sale of electric-powered two-wheelers and related hardware, including but not limited to battery packs that are used to power electric-powered two-wheelers, (y) the offering of battery swapping subscription service to users of electric-powered two-wheelers and (z) the development, provision or production of energy storage devices and equipment, in each case globally, as such business may be expanded or altered by the Company during the Term, provided, that the term “Business” shall not include any business of the Company materially entered into after Executive’s termination of employment so long as the Company has not taken any substantial steps in furtherance of such business during the Term; and (iii) the term “Restriction Period” shall mean the period beginning on the Start Date and ending on the date that is twenty four (24) months following the Date of Termination.

Exhibit 4.17
(e)Subject to Section 6(e), Executive hereto agrees that at no time during Executive’s employment by the Company or at any time thereafter shall Executive make, or cause or assist any other person to make, with intent to damage, any public statement or other public communication which impugns or attacks, or is otherwise critical, in any material respect, of, the reputation, business or character of the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, nothing in this paragraph shall prevent Executive from (i) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, (ii) making any truthful statement (A) to the extent necessary in connection with any litigation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (B) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, or (C) that is a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to Executive’s prior relationship with the Company or (iii) conferring in confidence with Executive’s legal representatives.
(f)Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. The Company represents that it will not require or request Executive to breach any agreement with any former employer as to non-competition, non-solicitation, confidentiality or restrictions of similar nature that it is made aware of by Executive.
(g)Upon termination of Executive’s employment with the Company for any reason, the Company may elect to, but is not obligated to, waive Executive’s obligations under Sections 5(a), (b), (c) and (d) (collectively, the “Non-Compete Obligations”) by delivering a written waiver to Executive within ten (10) business days following Executive’s termination of employment. If the Company elects to waive the Non-Compete Obligations, Executive shall remain subject to other provisions of this Agreement that survive the termination of Executive’s employment and the expiration or termination of the Term pursuant to Section 4(c), and Executive shall not be entitled to receive the Post-Termination Amount (as defined herein). If the Company does not waive the Non-Compete Obligations, then, subject to Executive’s continued compliance with Sections 5 and 6 up to the date of any such payment, and subject to Section 11(m) hereof, Executive shall receive, in addition to payments and benefits set forth in Sections 3(b) and (c), an amount (the “Post-Termination Amount”) in cash equal one and one-half (1 ½) times of the Annual Base Salary of Executive as of the Date of Termination, payable in the form of salary continuation payments in regular installments over the twenty-four month (24) period following the date of Executive’s Date of Termination in accordance with the Company’s normal payroll practices. Executive shall

Exhibit 4.17
also sign on or before the fiftieth (50th) day following Executive’s termination of employment a release of claims in the form attached as Exhibit A to this Agreement.
6.Nondisclosure of Proprietary Information.
(a)Except in connection with the good faith performance of Executive’s duties hereunder or pursuant to Sections 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(b)Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property of the Company or concerning the Company’s customers, business plans, marketing strategies, products, property or processes. Executive may retain and utilize his or her rolodex and similar address books (hard copy or electronic) containing only contact information.
(c)Executive may respond to a lawful and valid subpoena or other legal process but (i) shall give the Company prompt notice thereof, (ii) upon request of the Company, shall make available to the Company and its counsel the documents and other information sought, as much in advance of the due date thereof as reasonably possible, and (iii) shall reasonably

Exhibit 4.17
assist such counsel at the Company’s expense in resisting or otherwise responding to such process.
(d)As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect subsidiaries.
(e)Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any applicable law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s Head of Legal. Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney or tax adviser for the purpose of securing legal or tax advice or to governmental taxing authorities, (iii) disclosing Executive’s post-employment restrictions in this Agreement or elsewhere in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.
7.Inventions.
All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company, and at its expense, any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall reasonably assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in‑fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.
8.Injunctive Relief.
It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of

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any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.
9.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates, provided that the assignee delivers to Executive a written assumption of the obligations hereunder. The Company’s rights and obligations may not otherwise be assigned hereunder. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder and designate the portion of compensation to which each beneficiary shall be entitled following Executive’s death by giving written notice thereof to the Company.
10.Certain Definitions.
(a)Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
(i)Executive’s willful misconduct with regard to the Company, including but not limited to sexual harassment in the workplace, fraud, bribery, willful violation of the Company’s written policies and/or breaches of Executive’s fiduciary duties; provided that no act or failure to act on Executive’s part will be considered “willful” unless done, or omitted to be done, by Executive not in good faith or without reasonable belief that his or her action or omission was in the best interests of the Company;
(ii)Executive’s commission of, or plea of nolo contendere to, a felony or intentional crime involving material dishonesty other than, in any case, vicarious liability or traffic violations;
(iii)Executive’s conduct involving the use of illegal drugs;
(iv)Executive’s failure to attempt in good faith (other than when absent because of physical or mental incapacity) to follow a lawful directive of the Board within ten (10) days after written notice of such failure;
(v)Executive’s breach of any provision contained in Sections 5 through 7, which continues beyond ten (10) days after written demand for substantial performance is delivered to Executive by the Company (to the extent that, in the reasonable judgment of the Board, such breach can be cured by Executive), so long as the

Exhibit 4.17
breach (which shall be deemed to refer to all breaches in this paragraph) is (A) material and (B) results in a significant adverse impact on the Company; and/or
(vi)Executive’s Poor Performance; “Poor Performance” is a failure of Executive to properly meet the duties and responsibilities of his or her position in a competent fashion, as determined by the Board; such termination for “Poor Performance” shall occur only after Executive has been advised in writing of the failure to meet the duties and responsibilities, or guidelines/goals and given a reasonable period of time of at least thirty (30) days to cure the Poor Performance.
(b)Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier;
(c)Disability. “Disability” shall have occurred when Executive has been unable to perform his or her material duties because of physical or mental incapacity for a period of ninety (90) consecutive days or for one hundred and eighty (180) days in any three hundred and sixty five (365) day period, as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Executive also agrees to furnish such medical information as may be reasonably requested. Notwithstanding the foregoing, a Disability termination shall be deemed to occur earlier if, as a result of physical or mental incapacity, Executive experiences a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
(d)Eligible Disability. “Eligible Disability” shall mean a Disability caused by reasons other than self-inflicted injuries.
(e)Good Reason. Executive shall have “Good Reason” to resign his or her employment within ninety (90) days after the occurrence of any of the following without his or her prior written consent:
(i)A material diminution in the nature or scope of Executive’s responsibilities, duties or authority;
(ii)The Company’s material breach of this Agreement or other agreements with Executive which results in a significant adverse impact upon Executive;
(iii)The relocation by the Company of Executive’s primary place of employment with the Company to a location more than 80 kilometers from Executive's immediately preceding primary place of employment;
(iv)The failure of the Company to obtain the assumption in writing delivered to Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or

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(v)The failure of the Company to timely pay to Executive any significant amounts due under the terms of this Agreement;
in any case of the foregoing, that remains uncured after thirty (30) business days after Executive has provided the Company written notice that Executive believes in good faith that such event giving rise to such claim of Good Reason has occurred.
(f)Ineligible Disability. “Ineligible Disability” shall mean by a Disability caused by self-inflicted injuries.
(g)Person. “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
11.Miscellaneous Provisions.
(a)Governing Law. This Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed, construed, interpreted and enforced in accordance with the law of Taiwan, without regard to the Taiwan’s principles of conflicts of law.
(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by confirmed email or certified or registered mail, postage prepaid, as follows:
(i)If to the Company:
Gogoro Inc.
11F, Building C,
No. 225, Section 2, Chang’an E. Rd.
SongShan district, Taipei City 105, Taiwan
Attention: Head of Human Resources
Email: hr@gogoro.com

With a copy to: Head of Legal
11F, Building C,
No. 225, Section 2, Chang’an E. Rd.
SongShan district, Taipei City 105, Taiwan
(i)If to Executive, at the last address that the Company has in its personnel records for Executive.
or at any other address as any Party shall have specified by notice in writing to the other Parties hereto.

Exhibit 4.17
(d)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(e)Entire Agreement. This Agreement shall become effective as of the Start Date, subject to Executive’s commencement of employment on such date. As of the Start Date, the terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Parties hereto with any specifically identified provision of this Agreement that each such other Party was or is obligated to comply with or perform; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(g)No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
(h)Construction. This Agreement shall be deemed drafted equally by all the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(i)Enforcement and Jury Trial Waiver. Any action to enforce this Agreement must be brought in, and the parties hereby consent to the jurisdiction of, a court situated in Taipei

Exhibit 4.17
City, Taiwan. Each Party to this Agreement waives all right to trial by jury in any action, proceeding, claim or counterclaim.
(j)Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(k)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(l)Obligations of the Company. The Company’s obligations under this Agreement may be fulfilled by any subsidiary of the Company. The Company shall be released from its obligations under this Agreement to the extent such obligations have been fulfilled by any subsidiary of the Company.
(m)Section 409A.
(i)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)Separation from Service. Notwithstanding anything in this Agreement to the contrary and only to the extent required under Section 409A, any compensation or benefit payable under this Agreement that is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefit shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.
(iii)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent

Exhibit 4.17
delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or to Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. Any tax gross up payment, within the meaning of Section 409A, provided for in this Agreement shall be made by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes, provided that, Executive provides the Company with a reimbursement request reasonably promptly following the date such tax is due.
(iv)Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request reasonably promptly following the date the expense is incurred, the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during one taxable year shall not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that the foregoing shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. Executive’s right to reimbursement, or in-kind benefits, under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. To the extent any deferred compensation is intended to comply with and be subject to Section 409A (as opposed to any exception thereto), the Company may accelerate any such deferred compensation as long as such acceleration would not result in additional tax or interest pursuant to Section 409A and as long as such acceleration is permitted by Section 409A. The decision as to when to make any payment within any specified time period shall solely be that of the Company.
(n)Indemnification. The Company Group and their respective successors and/or assigns, will indemnify, defend and hold harmless Executive to the fullest extent permitted by the certificate of incorporation and by-laws of Holdings, as well as terms substantially identical to the terms of any indemnification agreement with any other Board member, with respect to any claims that may be brought against Executive arising out of any action taken or not taken in Executive’s capacity as an officer or director of any member of the Company Group. In addition, Executive shall be covered as an insured in respect of Executive’s activities as an officer, director of any member of the Company Group by the

Exhibit 4.17
directors and officers liability policy of the Company. The Company Group’s indemnification and insurance obligations hereunder shall remain in effect following Executive’s termination of employment with the Company Group for any reason.
(o)No Mitigation; No Offset. Executive shall not be required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided pursuant to this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination or otherwise. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.
12.Employee Acknowledgement.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.
GOGORO INC.

By: ________________________
Name: Michael Splinter
Title: Director

EXECUTIVE

By: ________________________
Name:

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SCHEDULE I
List of Competitors

Exhibit 4.17
EXHIBIT A
Form of Release